Exhibit 10(a)107

Confidential Interoffice
Correspondence
Date:                   March ___, 2012

To:                      Name

From:	Kevin Gardner

Subject:	2012 Stock Option Agreement – Under the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporations and Subsidiaries (Effective for Grants and Elections On or After May 6, 2011)

I am pleased to inform you on behalf of Entergy Corporation (the “Company”) that the Personnel Committee of the Entergy Corporation Board of Directors (“Committee”) has agreed to grant you, pursuant to the 2011Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (Effective for Grants and Elections On or After May 6, 2011), (the "Plan"), a nonstatutory stock option (the "Option") to purchase xxxx shares of Entergy Corporation common stock (the "Common Stock") at a price of  $xxxx per share (the "Exercise Price"), subject to the following terms and conditions:

1.           Effective Date of Option Grant.  This Option grant by the Company is effective January 26, 2012 (“Grant Date”), unless you file a written objection in accordance with Section 7 below.

2.           Option Term.  The term of the Option (the "Option Term") shall commence on the Grant Date and, unless the Option is previously terminated pursuant to this Agreement, shall terminate upon the expiration of ten years from the Grant Date.  Upon expiration of the Option Term, all of your rights under this Agreement with respect to the Option shall terminate.

3.           Vesting of Option.  The Option shall vest and become exercisable at the rate of 33-1/3% on each of the first three (3) anniversaries of the Grant Date, unless otherwise provided in Section 5.  Further, you must be a continuing full-time regular employee of a System Company (as defined in the Plan) or a continuing part-time regular System Company employee participating in the Company’s Phased Retirement Program on an applicable anniversary date in order for the portion of the Option to vest that is scheduled to become vested on such anniversary date unless otherwise provided in Section 5.

4.           Exercise of Option.

(a)           Method of Exercise.  You may exercise a vested Option by one of the methods approved by the Committee in connection with the grant of this Option. You can determine the permissible methods of exercise: (i) by contacting BNY Mellon Executive Services at 1 ((800) 851-1982, (ii) via [TBD] , or (iii) via the Internet address http://bnymellon.com/shareowner/equityaccess.  You will be required to choose from one of the payment methods made available by the Committee for exercising stock options, which method shall also provide for the payment by you of all applicable income tax and employment tax amounts required to be withheld in connection with such exercise.

(b)           Limitation on Exercise.  All System Management Level 1-4 Participants are considered restricted individuals with regard to their stock options.  As a restricted individual, you may trade in Entergy Corporation securities only during an open window period (and only if you are not in possession of material, non-public information).  Currently, window periods begin on the second business day after the quarterly earnings release and run through the last business day of the second month of the current quarter.  In addition, the Insider Trading Policy may require that you pre-clear all transactions involving Entergy securities with Entergy Corporation’s Office of the General Counsel.

Notwithstanding anything to the contrary in Section 4(a) above or in the general description of exercise alternatives, as a System Management Level 1-4 Participant, you must maintain the applicable Target Stock Ownership Level in the chart below, which Level is expressed as a multiple of your base salary and is based on your System Management Level.

Target Stock Ownership Levels

Management Level	Stock Ownership Target Levels
ML1	5 times base salary
ML2	4 times base salary
ML3	2.5 times base salary
ML4	1.5 times base salary

             These ownership multiples may be satisfied through any shares of Common Stock held by a System Management Level 1-4 Participant, including unvested restricted shares, shares held in tax-qualified 401(k) plans, etc.  Until you achieve your multiple of salary ownership position, upon your exercise of any post-January 2003 Option you must continue to retain at least 75% of your After-Tax Net Profit from the exercise of the Option in Company Stock until the earlier of (a) achieving and maintaining your multiple of base salary ownership threshold, (b) your termination of full-time employment (or part-time employment under the Company’s Phased Retirement Program) within the Entergy System or (c) 60 months from the date on which you exercise the Option.  Once you have achieved and maintain your multiple of base salary ownership threshold, you are no longer bound by the 75% hold requirement on future stock option exercise decisions. (Note:  For purposes of this Section 4, “After Tax Net Profit” means the total dollar value of the shares that you elect to acquire by exercise under this Option, determined as of the date of exercise, minus the total of (i) the Exercise Price for these shares, and (ii) the amount of all applicable federal, state and local income tax, employment tax and other similar fees that must be withheld in connection with the exercise.)

5.           Termination of Option. If your full-time System Company employment or part-time System Company employment under the Company’s Phased Retirement Program should terminate prior to the expiration of ten years from the Grant Date, you, or your designated Beneficiary or heirs, as applicable, (in the event of your death) shall have the following periods of time (“Remaining Exercise Period”), as specified below, to exercise the Option, to the extent vested at the time your employment terminates or as otherwise set forth below:

(a)           If you die while actively employed with a System Company, any unvested portion of the Option will immediately vest, and the Remaining Exercise Period for your designated Beneficiary or heirs, as applicable, shall end on the date that is 10 years following the Grant Date.

(b)           If you Retire from System Company employment or your employment terminates because you have become Totally Disabled, any unvested portion of the Option shall immediately vest and the Remaining Exercise Period shall end on the date that is 10 years following the Grant Date.

(c)           If your employment with a System Company terminates for “Cause” (as defined in the Plan), both the vested and unvested portions of the Option shall immediately terminate and the Remaining Exercise Period shall immediately end.

(d)           If you terminate System employment for any other reason not set forth in Subsections 5(a), (b) or (c) above, any unvested portion of the Option will terminate, and the Remaining Exercise Period for the vested portion of the Option shall end on the earlier of the date that is 10 years following the Grant Date or the date that is 90 days following your last date of System Company employment.

(e)           If you are approved by your System Company employer for a leave of absence (whether paid or unpaid) for reasons other than Total Disability, your Option, to the extent not fully vested, will continue to vest during the approved leave period upon each anniversary of the Grant Date.  If your System Company employment terminates during such approved leave period, the Remaining Exercise Period for your vested Option, if any, shall be determined in accordance with the provisions of Subsections 5(a) through (d) above, depending upon the reason for such termination.

6.           Change of Control.  Notwithstanding any provision of Section 5 to the contrary, if within 24 months following the effective date of a Change in Control, your System employment is terminated by the System Companies without Cause or by you for Good Reason, then any portion of the Option that is not vested and is outstanding  as of the effective date of a Change in Control, shall become fully vested and exercisable as of the date your System employment is terminated, and any such vested and exercisable Option may be exercised  within the remaining term of the Option.

7.           Objection to Option Grant.  If for any reason you do not wish to receive this Option grant, you must file a written objection with the HR Service Center on or before April xx, 2012.  If you do not file a written objection with the HR Service Center by such date, you shall be deemed to have accepted this Option grant, effective January 26, 2012, subject to all of the terms and conditions set forth in this Agreement.

8.           Entergy Policies.

(a)  Hedging Policy.  Pursuant to the Entergy Corporation Policy Relating to Hedging, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010, officers, directors and employees are prohibited from entering into hedging or monetization transactions involving Common Stock so they continue to own Common Stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other shareholders.  Participation in any hedging transaction with respect to Common Stock (including Options) is prohibited.

(b)  Recoupment Policy.  Pursuant to the Entergy Corporation Policy Relating to Recoupment of Certain Compensation, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010, the Company is allowed to seek reimbursement of certain incentive compensation (including Options) from “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (other than corrections resulting from changes to accounting standards) or if there is a material miscalculation of a performance measure relative to incentive compensation, regardless of the requirement to restate the financial statements; or if the Board of Directors determines that an executive officer engaged in fraud resulting in either a restatement of the Company’s financial statements or a material miscalculation of a performance measure relative to incentive compensation.

9.           Option Nontransferable.  This Option may not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by you (or your designated Beneficiary) other than by (a) will or laws of descent and distribution or (b) a qualified domestic relations order (as defined by the Internal Revenue Code).

10.           Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

11.           Incorporation of Plan.  The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Agreement shall be subject to all terms and conditions of the Plan.  Any capitalized term which is not defined in this Agreement shall have the meaning set forth in the Plan. If any terms of this Agreement are inconsistent with the terms of the Plan, the terms of the Plan shall govern.

12.           Amendments.  This Agreement may be amended or modified at any time only by an instrument in writing signed by the parties hereto.  The Plan may be amended, modified or terminated only in accordance with its terms.

13.           Rights as a Shareholder.  Neither you nor any of your successors in interest shall have any rights as a stockholder of the Company with respect to any shares of Common Stock subject to the Option until the date of issuance of a stock certificate for such shares of Common Stock.

14.           Agreement Not a Contract of Employment.  Neither the Plan, the granting of the Option, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.

15.           Authority of the Committee.  The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement.  The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.